Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2013-10

RAI: Strong key-brands performance delivers 2Q13 profit growth;

Company reaffirms full-year EPS guidance

WINSTON-SALEM, N.C. – July 24, 2013

Second Quarter 2013 – At a Glance

•	Adjusted EPS: Second quarter at $0.84, up 6.3 percent from prior-year quarter; first half at $1.56, up 10.6 percent

•

Excludes one-time benefit from Non-Participating Manufacturer (NPM) partial settlement, and charges for Engle progeny lawsuits and other tobacco-related litigation, implementation costs and other special items*

•	Reported EPS: Second quarter at $0.84, up 7.7 percent; first half at $1.76, up 41.9 percent

•	RAI reaffirms 2013 guidance: Adjusted EPS range of $3.15 to $3.30

•	Excludes special items*

•	Operating companies’ key brands continue momentum:

•	Camel share up 0.4 pts. at 8.7 percent

•	Pall Mall share up 0.5 pts. at 8.9 percent

•	Grizzly share up 1.0 pts. at 30.0 percent

•	Natural American Spirit share up 0.3 pts. at 1.4 percent

•	RAI announced dividend increase of 6.8 percent on May 9

*	Special items are detailed in Schedule 2 and include the one-time benefit from Master Settlement Agreement (MSA) Non-Participating Manufacturer (NPM) partial settlement, implementation costs, Engle progeny lawsuits and other litigation charges, as well as 2012 charges for restructuring and Engle progeny lawsuits.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced second-quarter 2013 adjusted EPS of $0.84, up 6.3 percent from the prior-year quarter, benefiting from higher cigarette and moist-snuff pricing, and lower MSA expense. Adjusted EPS excludes the one-time benefit from the NPM settlement with two additional states, charges for Engle progeny lawsuits and other tobacco-related litigation, and implementation costs. Reported second-quarter EPS was $0.84, up 7.7 percent.

For the first half of 2013, adjusted EPS was $1.56, up 10.6 percent, while reported EPS was $1.76, up 41.9 percent. First-half adjusted results exclude the above-referenced items.

RAI reaffirmed 2013 adjusted EPS guidance in the range of $3.15 to $3.30, up 6 percent to 11 percent from 2012’s adjusted EPS of $2.97. This guidance excludes the one-time benefit from the NPM partial settlement, implementation costs, and charges for Engle progeny lawsuits and other tobacco-related litigation.

2Q and First Half 2013 Financial Results – Highlights (unaudited) (all dollars in millions, except per-share amounts; for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)
	For the Three Months Ended June 30			For the Six Months Ended June 30
	2013	2012	% Change	2013	2012	% Change
Net sales	$2,179	$2,176	0.1%	$4,062	$4,109	(1.1)%

Operating income
Reported (GAAP)	$798	$734	8.7%	$1,685	$1,220	38.1%
Adjusted (Non-GAAP)	800	744	7.5%	1,490	1,380	8.0%

Net income
Reported (GAAP)	$461	$443	4.1%	$969	$713	35.9%
Adjusted (Non-GAAP)	462	449	2.9%	860	813	5.8%

Net income per diluted share
Reported (GAAP)	$0.84	$0.78	7.7%	$1.76	$1.24	41.9%
Adjusted (Non-GAAP)	0.84	0.79	6.3%	1.56	1.41	10.6%

MANAGEMENT’S PERSPECTIVE

Overview

“Second-quarter growth in Reynolds American’s earnings and margins reflected strong performance across all of our reportable business segments,” said Daniel M. Delen, president and chief executive officer. “Profits increased at RJR Tobacco, American Snuff and Santa Fe, and their powerful key brands delivered solid market-share gains.”

In addition, Delen noted that RAI continued to demonstrate its commitment to returning value to shareholders, with a 6.8 percent increase in the dividend in May.

“Our companies’ relevant business strategies, combined with efficient execution and superior consumer engagement, drove a successful first half for RAI despite continued economic and competitive challenges,” Delen said. “For the full year, we remain on track for growth of 6 percent to 11 percent in adjusted earnings, compared with 2012’s adjusted results.”

Work continues on the development of innovative new products and building key-brand equity, he said, and RAI’s 2013 guidance takes into account the significant investments related to these initiatives. This guidance excludes the one-time benefit from the NPM partial settlement, and charges for implementation costs, Engle progeny lawsuits and other tobacco-related litigation.

“In our efforts to transform the tobacco industry, our companies remain focused on building new platforms for growth to meet the changing preferences of adult tobacco consumers,” Delen said.

“At R.J. Reynolds Vapor Company, the expansion of the company’s highly differentiated VUSE e-cigarettes is now under way in Colorado, and we will continue to expedite VUSE’s expansion within this exciting new category,” Delen said.

RJR Tobacco

RJR Tobacco’s second-quarter adjusted operating income increased 9.8 percent from the prior-year quarter, to $662 million, benefitting from higher pricing and lower MSA cost. Adjusted results exclude a $15 million one-time benefit from the NPM settlement with two additional settling states, as well as charges of $9 million for Engle progeny lawsuits and other tobacco-related litigation, and $5 million for implementation costs.

For the first half, RJR Tobacco’s adjusted operating income was up 9.4 percent from the prior-year period, at $1.225 billion. Adjusted results exclude the above-referenced items.

The company continued to focus on balancing profitability and market share, with its second-quarter adjusted operating margin increasing 3.9 percentage points, to 36.9 percent. That brought first-half adjusted operating margin to 36.5 percent.

Cigarette demand continues to be impacted by a number of factors, including the ongoing weak economy, high unemployment and higher retail prices. In addition, growth in traditional smokeless tobacco products and new smoke-free technologies like electronic cigarettes is also contributing to cigarette volume declines. As a result, RJR Tobacco’s second-quarter cigarette shipments declined 6.0 percent from the prior-year quarter, while industry shipments declined 6.1 percent. After adjusting for wholesale inventory changes, RJR Tobacco estimates that industry cigarette volumes were down 4.3 percent in the quarter.

The company’s total cigarette market share of 26.0 percent was down 0.3 percentage points from the prior-year quarter. The share decline continued to moderate in the second quarter as gains on the company’s growth brands largely offset declines on its non-focus brands.

Camel and Pall Mall, RJR Tobacco’s growth brands, demonstrated significant strength in the second quarter despite heavy competitive promotional activity. Their combined market share increased 0.9 percentage points from the prior-year quarter, to a record 17.6 percent.

Camel turned in an excellent broad-based performance, with second-quarter market share rising 0.4 percentage points, to 8.7 percent. The brand’s premium menthol styles, which use innovative capsule technology, increased their second-quarter market share by 0.6 percentage points from the prior-year quarter, to 3.4 percent. Camel’s capsule offerings are also driving improvement in the brand’s demographic profile.

Camel SNUS, which dominates the growing U.S. snus category with a share of nearly 80 percent, continued to make solid progress in the quarter despite increased competitive promotional activity, and is benefitting from the Fresh Seal packaging upgrade that was introduced in February.

Pall Mall, RJR Tobacco’s other growth brand, saw its market share jump 0.5 percentage points in the second quarter, to 8.9 percent, with its recently expanded menthol portfolio adding momentum to the brand. Offering a longer-lasting cigarette at an affordable price, Pall Mall is a true value proposition for adult smokers, and the brand remains focused on building trial and conversion.

American Snuff

American Snuff’s second-quarter adjusted operating income increased 15.3 percent from the prior-year quarter, to $109 million, benefiting from higher moist-snuff volume and pricing. Adjusted results exclude $2 million in implementation costs.

For the first half, the company’s adjusted operating income increased 12.9 percent, to $202 million. Adjusted results exclude the above-referenced costs.

American Snuff’s second-quarter operating margin increased 1.1 percentage points from the prior-year quarter, to 56.5 percent, and that brought the company’s first-half operating margin to 56.1 percent.

American Snuff’s second-quarter moist-snuff volume continued to outpace the industry, increasing 9.4 percent from the prior-year quarter, compared to industry growth of about 5 percent. The company’s moist-snuff market share increased 0.7 percentage points, to 33.1 percent.

That strong performance was once again powered by the nation’s No. 1 moist-snuff brand, Grizzly, which increased second-quarter shipment volume by 10.6 percent. Grizzly’s market share increased 1.0 percentage points to 30.0 percent.

Grizzly’s momentum was driven by the brand’s gains in the fast-growing pouch market. The brand’s share of pouch styles increased by 1.1 percentage points in the second quarter, and captured almost 80 percent of total share growth in the pouch market.

Santa Fe

Santa Fe increased second-quarter adjusted operating income by 14.0 percent from the prior-year quarter, to $73 million, benefiting from higher volume and pricing. Adjusted results exclude $1 million of implementation costs.

For the first half, the company’s adjusted operating income increased 14.6 percent, to $125 million. Adjusted results exclude the above-referenced item, as well as a one-time benefit from the NPM partial settlement.

The company’s second-quarter adjusted operating margin remained relatively stable with the prior-year quarter, at 49.2 percent, bringing first-half adjusted operating margin to 47.5 percent.

Natural American Spirit, the company’s undiscounted super-premium brand, continues to draw strong and loyal interest from adult tobacco smokers who appreciate the brand’s distinctive additive-free natural tobacco styles, including styles made with organic tobacco.

Natural American Spirit’s second-quarter volume rose by 14.6 percent compared with the prior-year quarter, while the brand’s market share was up 0.3 percentage points, at 1.4 percent.

FINANCIAL UPDATE

Reynolds American’s second-quarter adjusted EPS was $0.84, up 6.3 percent from the prior-year quarter on higher pricing, lower MSA cost, promotional efficiencies, and the impact of the share repurchase program. Adjusted EPS excludes a one-time benefit of $0.02 from the NPM settlement with two additional states, as well as charges of $0.01 for Engle progeny lawsuits and other tobacco-related litigation, and $0.01 for implementation costs.

On a reported basis, second-quarter EPS was $0.84, up 7.7 percent.

For the first half, adjusted EPS was $1.56, up 10.6 percent from the prior-year period. These results exclude the above-referenced items.

On a reported basis, first-half EPS was $1.76, up 41.9 percent.

RAI’s adjusted operating margin strengthened further in the second quarter, increasing 2.4 percentage points, to 36.6 percent, while first-half adjusted operating margin increased 3.0 percentage points, to 36.6 percent.

“These results reflect the strong momentum in the performance of our operating companies, and I’m pleased to reaffirm our guidance for 2013 adjusted EPS in the range of $3.15 to $3.30,” said Thomas R. Adams, RAI’s chief financial officer.

This guidance excludes the one-time benefit from the NPM partial settlement, and charges for implementation costs, Engle progeny lawsuits and other tobacco-related litigation.

Guidance also reflects significant investments to support the expansion of VUSE e-cigarettes and other innovations, as well as initiatives that continue to build the equity of RAI’s operating companies’ key brands.

Adams said that the company’s May 9 announcement of a 6.8 percent increase in the dividend, to an annualized $2.52 per share, was further evidence of its commitment to return value to shareholders.

In other second-quarter financial highlights, Adams noted that:

•	RAI purchased 3.1 million shares for $150 million, bringing total repurchases under the company’s current program to 41.7 million shares for $1.8 billion.

•	The company ended the quarter with $1.7 billion in cash balances, and this takes into account R.J. Reynolds’ MSA payment of $2.1 billion.

•	RAI borrowed $500 million under its previously announced term-loan agreement.

•	RAI contributed $50 million to its pension plans in July, and the plans remain well funded at about 90 percent on a PBO basis.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss second-quarter 2013 results at 9:00 a.m. Eastern Time on Wednesday, July 24, 2013. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks and uncertainties include:

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue regulations prohibiting menthol as a flavor in cigarettes or mint or wintergreen as a flavor in smokeless tobacco products;

•

decreased sales resulting from the future issuance of “corrective communications” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•

various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility of being required to pay various adverse judgments in the Engle progeny and/or other litigation;

•

the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the State Settlement Agreements;

•	the possibility that the Arbitration Panel’s Award reflecting the partial resolution of the NPM disputes will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions, including the e-cigarette, VUSE, which is manufactured and distributed by an RAI subsidiary, RJR Vapor;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•

the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit ratings assigned to RAI, and to the senior unsecured long-term debt and the revolving credit facility of RAI;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions that may adversely affect manufacturing or other operations and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc. (B&W), RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement on July 30, 2014;

•	a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on RAI’s board and its board committees;

•	RAI’s shareholder rights plan (which, generally, will expire on July 30, 2014) not applying to British American Tobacco p.l.c. except in limited circumstances; and

•	the expiration of the non-competition agreement between RAI and BAT on July 30, 2014.

Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•

R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include many of the best-selling cigarettes in the U.S.: Camel, Pall Mall, Winston, Kool, Doral and Salem.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative replacement therapy products in the United States and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income—GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales, external	$2,087	$2,089	$3,889	$3,945
Net sales, related party	92	87	173	164

Net sales	2,179	2,176	4,062	4,109
Cost of products sold	999	1,112	1,693	2,106
Selling, general and administrative expenses	380	325	681	623
Amortization expense	2	5	3	11
Restructuring charge	—	—	—	149

Operating income	798	734	1,685	1,220
Interest and debt expense	65	58	127	114
Interest income	(1)	(2)	(3)	(4)
Other expense, net	2	2	—	5

Income from continuing operations before income taxes	732	676	1,561	1,105
Provision for income taxes	271	233	592	392

Net income	$461	$443	$969	$713

Basic net income per share	$0.84	$0.78	$1.77	$1.25

Diluted net income per share	$0.84	$0.78	$1.76	$1.24

Basic weighted average shares, in thousands	546,320	569,144	548,837	571,800

Diluted weighted average shares, in thousands	548,002	570,930	550,726	574,235

Segment data:
Net sales:
R.J. Reynolds	$1,792	$1,833	$3,350	$3,464
American Snuff	194	172	361	330
Santa Fe	148	129	263	229
All Other	45	42	88	86

	$2,179	$2,176	$4,062	$4,109

Operating income:
R.J. Reynolds	$663	$594	$1,421	$971
American Snuff	107	95	200	179
Santa Fe	72	64	126	109
All Other	(19)	4	(23)	12
Corporate	(25)	(23)	(39)	(51)

	$798	$734	$1,685	$1,220

Supplemental information:
Excise tax expense	$983	$1,028	$1,838	$1,951
Master Settlement Agreement and other state settlement expense	$521	$623	$789	$1,180
Federal tobacco buyout expense	$54	$55	$106	$111
FDA fees	$31	$31	$63	$61

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended June 30,
	2013			2012
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$798	$461	$0.84	$734	$443	$0.78
The GAAP results include the following:
One-time Impact of NPM Settlement	(15)	(9)	(0.02)	—	—	—
Implementation costs	8	5	0.01	—	—	—
Other tobacco-related litigation charges	5	3	0.01	—	—	—
Engle Progeny cases	4	2	—	10	6	0.01

Total adjustments	2	1	—	10	6	0.01

Adjusted results	$800	$462	$0.84	$744	$449	$0.79

	Six Months Ended June 30,
	2013			2012
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$1,685	$969	$1.76	$1,220	$713	$1.24
The GAAP results include the following:
One-time Impact of NPM Settlement	(219)	(124)	(0.23)	—	—	—
Implementation costs	12	8	0.01	—	—	—
Other tobacco-related litigation charges	5	3	0.01	—	—	—
Engle progeny cases	7	4	0.01	11	7	0.01
Restructuring charge	—	—	—	149	93	0.16

Total adjustments	(195)	(109)	(0.20)	160	100	0.17

Adjusted results	$1,490	$860	$1.56	$1,380	$813	$1.41

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	June 30, 2013	Dec. 31, 2012
Assets
Cash and cash equivalents	$1,664	$2,502
Other current assets	2,160	2,310
Trademarks and other intangible assets, net	2,452	2,455
Goodwill	8,010	8,011
Other noncurrent assets	1,246	1,279

	$15,532	$16,557

Liabilities and shareholders’ equity
Tobacco settlement accruals	$1,103	$2,489
Other current liabilities	1,850	1,280
Long-term debt (less current maturities)	5,022	5,035
Deferred income taxes, net	470	461
Long-term retirement benefits (less current portion)	1,785	1,821
Other noncurrent liabilities	206	214
Shareholders’ equity	5,096	5,257

	$15,532	$16,557

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended June 30,
	2013			2012
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe
GAAP operating income	$663	$107	$72	$594	$95	$64
The GAAP results include the following:
One-time Impact of NPM Settlement	(15)	—	—
Implementation costs	5	2	1	—	—	—
Other tobacco-related litigation charges	5	—	—	—	—	—
Engle Progeny cases	4	—	—	10	—	—

Total adjustments	(1)	2	1	10	—	—

Adjusted operating income	$662	$109	$73	$604	$95	$64

	Six Months Ended June 30,
	2013			2012
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe
GAAP operating income	$1,421	$200	$126	$971	$179	$109
The GAAP results include the following:
One-time Impact of NPM Settlement	(217)	—	(2)	—	—	—
Implementation costs	9	2	1	—	—	—
Other tobacco-related litigation charges	5	—	—	—	—	—
Engle progeny cases	7	—	—	11	—	—
Restructuring charge (1)	—	—	—	138	—	—

Total adjustments	(196)	2	(1)	149	—	—

Adjusted operating income	$1,225	$202	$125	$1,120	$179	$109

(1)	For the six months ended June 30, 2012, RAI and its operating companies recorded aggregate restructuring charges of $149 million, including $11 million in corporate costs.

Schedule 4

R.J. REYNOLDS CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended				Six Months Ended
	Jun 30,		Change		Jun 30,		Change
	2013	2012	Units	%	2013	2012	Units	%
Camel	5.5	5.5	(0.0)	-0.9%	10.3	10.6	(0.3)	-3.1%
Pall Mall	5.6	5.6	0.0	0.5%	10.4	10.5	(0.1)	-0.6%

Total growth brands	11.1	11.1	(0.0)	-0.2%	20.7	21.1	(0.4)	-1.9%

Other	5.9	7.0	(1.1)	-15.3%	11.2	13.3	(2.1)	-15.8%

Total R.J. Reynolds domestic	17.0	18.1	(1.1)	-6.0%	31.9	34.4	(2.5)	-7.3%

Total premium	9.9	10.6	(0.7)	-6.6%	18.5	20.1	(1.6)	-7.8%
Total value	7.2	7.5	(0.4)	-5.1%	13.4	14.3	(0.9)	-6.5%
Premium/total mix	58.0%	58.3%	-0.4%		58.1%	58.4%	-0.3%

Industry	71.5	76.1	(4.7)	-6.1%	134.2	143.0	(8.8)	-6.1%
Premium	50.9	54.3	(3.3)	-6.1%	95.6	101.7	(6.1)	-6.0%
Value	20.5	21.9	(1.3)	-6.1%	38.6	41.3	(2.7)	-6.5%
Premium/total mix	71.3%	71.3%	0.0%		71.2%	71.1%	0.1%

RETAIL SHARE OF MARKET:

	Three Months Ended Jun 30,			Six Months Ended Jun 30,
	2013	2012	Change	2013	2012	Change
Camel	8.7%	8.3%	0.4	8.6%	8.4%	0.2
Pall Mall	8.9%	8.4%	0.5	9.0%	8.4%	0.5

Total growth brands	17.6%	16.8%	0.9	17.6%	16.8%	0.8

Other	8.4%	9.6%	(1.2)	8.5%	9.7%	(1.2)

Total R.J. Reynolds domestic	26.0%	26.3%	(0.3)	26.1%	26.5%	(0.5)

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended				Six Months Ended
	Jun 30,		Change		Jun 30,		Change
	2013	2012	Units	%	2013	2012	Units	%
Grizzly	109.6	99.0	10.5	10.6%	204.5	192.0	12.4	6.5%
Other	12.2	12.3	(0.1)	-0.6%	22.9	23.7	(0.9)	-3.6%

Total moist snuff cans	121.8	111.3	10.4	9.4%	227.3	215.8	11.6	5.4%

RETAIL SHARE OF MARKET:

	Three Months Ended Jun 30,			Six Months Ended Jun 30,
	2013	2012	Change	2013	2012	Change
Grizzly	30.0%	29.0%	1.0	29.9%	28.9%	1.0
Other	3.1%	3.4%	(0.3)	3.1%	3.5%	(0.3)

Total retail share of market	33.1%	32.4%	0.7	33.0%	32.3%	0.7

SANTA FE CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended				Six Months Ended
	Jun 30,		Change		Jun 30,		Change
	2013	2012	Units	%	2013	2012	Units	%
Natural American Spirit	0.9	0.8	0.1	14.6%	1.7	1.5	0.2	14.6%

RETAIL SHARE OF MARKET:

	Three Months Ended Jun 30,			Six Months Ended Jun 30,
	2013	2012	Change	2013	2012	Change
Natural American Spirit	1.4%	1.1%	0.3	1.3%	1.1%	0.2

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail shares of market are as reported by Information Resources Inc./Capstone.